Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP
875 Third Avenue
New York, NY 10022

troutman.com

January 29, 2021

Interpace Biosciences, Inc.

Morris Corporate Center 1, Building C

300 Interpace Parkway

Parsippany, NJ 07054

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Interpace Biosciences, Inc., a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers 1,000,000 shares (“Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that were added to the shares authorized for issuance under the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Equity Incentive Plan”), pursuant to the approval of such increase by the Company’s stockholders at the Company’s 2020 Annual Meeting of Stockholders on July 9, 2020 (the “2020 Annual Meeting of Stockholders”).

We have examined the Registration Statement, including the exhibits thereto, the Certificate of Incorporation, as amended, the Amended and Restated By-laws of the Company, the 2019 Equity Incentive Plan, the Amendment to the 2019 Equity Incentive Plan dated April 29, 2020, resolutions adopted by the Company’s Board of Directors relating to the increase in shares authorized for issuance under the 2019 Equity Incentive Plan, the Company’s Current Report on Form 8-K filed with the Commission on July 14, 2020, reporting the results of matters voted on by the Company’s stockholders at the 2020 Annual Meeting of Stockholders and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the 2019 Equity Incentive Plan, will be legally issued, fully paid and non-assessable.

This opinion is being furnished to the Company solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner, or delivered to any other person or entity without, in each instance, our prior written consent.

Interpace Biosciences, Inc. January 29, 2021 Page 2

We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware and the federal laws of the United States of America.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP